Exhibit 99.2

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

Forward-Looking Statements
This Management’s Discussion and Analysis of Financial Condition and Results of Operations contain statements that are forward-looking. We want to caution readers that any forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 in this Form 10-K may change based on various factors. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties and actual results could differ materially. Words such as "estimate", "target", "project", "plan", "believe", "expect", "anticipate", "intend", and similar expressions may identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause future financial performance to differ materially from the expectations as expressed in any forward-looking statement made by or on our behalf include, without limitation:

•	declining physical mail volumes

•	mailers’ utilization of alternative means of communication or competitors’ products

•	access to capital at a reasonable cost to continue to fund various discretionary priorities, including business investments, acquisitions and dividend payments

•	timely development and acceptance of new products and services

•	successful entry into new markets

•	success in gaining product approval in new markets where regulatory approval is required

•	changes in postal or banking regulations

•	interrupted use of key information systems

•	our ability to successfully implement a new ERP system and fully realize the related savings and efficiencies

•	third-party suppliers’ ability to provide product components, assemblies or inventories

•	our success at managing the relationships with our outsource providers, including the costs of outsourcing functions and operations not central to our business

•	changes in privacy laws

•	intellectual property infringement claims

•	regulatory approvals and satisfaction of other conditions to consummate and integrate any acquisitions

•	negative developments in economic conditions, including adverse impacts on customer demand

•	our success at managing customer credit risk

•	significant changes in pension, health care and retiree medical costs

•	changes in interest rates, foreign currency fluctuations or credit ratings

•	income tax adjustments or other regulatory levies for prior audit years and changes in tax laws, rulings or regulations

•	impact on mail volume resulting from concerns over the use of the mail for transmitting harmful biological agents

•	changes in international or national political conditions, including any terrorist attacks

•	acts of nature
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements contained in this report. All table amounts are presented in millions of dollars, unless otherwise stated.
Overview
During the year, we sold our global Management Services business (PBMS), Nordic furniture business and International Mail Services business (IMS). Further, we made certain organizational changes and realigned our business units and segment reporting to reflect the clients we serve, the solutions we offer, and how we manage, review, analyze and measure our operations. Our historical results have been recast to present the operating results of divested businesses as discontinued operations and our segment results have been recast to conform to our new segment reporting.

Revenue for 2013 decreased 1% to $3,791 million compared to $3,824 million in 2012 as growth in equipment sales, supplies sales and business services were offset by declines in rentals and financing revenue, software licensing revenue and support services. Rentals and financing revenue decreased 5% and 7%, respectively, due to a decline in the number of installed meters worldwide and lower equipment sales in prior periods. Support services revenue decreased 4% due to fewer mailing machines in service and software revenue declined 3% due to constrained public sector spending and lower North America licensing revenue. Equipment sales grew 3% driven by higher sales of production printers globally and sorting equipment in North America. Supplies sales increased 2% primarily due to the growing base of production print equipment installations and stabilization of supplies sales for our postage meter business. Business services revenue increased 6% primarily from increased demand and volumes from our e-commerce cross-border parcel management solutions.
Net income from continuing operations and earnings per diluted share for 2013 were $288 million and $1.42, respectively, compared to $379 million and $1.88, respectively, in 2012. The decrease in 2013 was primarily due to higher restructuring charges and losses related to the early redemption of debt, as well declines in some of our high margin recurring revenue streams.

For the year, we generated cash flow from operations of $625 million, received $390 million from the sale of businesses and issued $412 million of long-term debt. We used these proceeds to redeem long-term debt of $1,079 million, pay dividends of $207 million and fund capital investments of $138 million. At December 31, 2013, cash and cash equivalents and short-term investments were $939 million.

Outlook
We continue to focus on three critical areas: stabilizing the mailing business, achieving operational excellence and driving growth in our Digital Commerce Solutions segment.
Within the Small & Medium Business Solutions group, we expect revenue and profitability growth to continue to be challenged by the decline in physical mail volumes. However, we anticipate revenue and profitability trends will show continued improvement in 2014, due in part to the implementation of a new "go-to-market" strategy in North America that provides our clients broader access to products and services through online and direct sales channels, broader solutions to serve the rapid growth in parcel shipments and a more agile workforce. In addition, postal agencies in North America recently announced discounts for postage meter users, which are anticipated to enhance the value proposition of meter usage in North America and further stabilize recurring stream revenues. Within our international mailing markets, we are continuing to expand sales of our Connect+TM mailing systems. In addition, the stabilization in the international meter population which began in 2013 is expected to continue in 2014, resulting in the continued improvement in recurring stream revenue trends.
Within the Enterprise Business Solutions group, we expect demand for our production mail inserter and sortation equipment and high-speed production print equipment to continue; however, we do not anticipate similar growth rates in 2014 due to significant sales of production printers during 2013. Within our Presort Services segment, we expect increasing revenue due to workshare improvements and new sales opportunities.
In our Digital Commerce Solutions segment, we anticipate growth to be driven by continued demand for our location intelligence, customer data and engagement solutions and increasing volumes associated with our e-commerce cross-border parcel management solutions.
We will begin work on the initial phases of a new global ERP system in 2014. The implementation of the ERP system will occur in stages and is anticipated to be a multi-year process. We will make a significant investment and incur incremental expenses over the course of the implementation of this system. In 2014, we anticipate these expenses could approximate $0.10 per diluted share. The ERP system is expected to provide operating cost savings through the elimination of redundant systems and strategic efficiencies through the use of a standardized, integrated system.

Our growth initiatives continue to focus on leveraging our expertise in physical communications with our expanding capabilities in digital and hybrid communications and developing products, software, services and solutions that help our clients grow their businesses by more effectively communicating with their customers.

RESULTS OF OPERATIONS
Revenue by source and the related cost of revenue are shown in the following tables:

Revenue
	Year Ended December 31,			% change
	2013	2012	2011	2013	2012
Equipment sales	$868	$841	$910	3%	(8)%
Supplies	286	279	302	2%	(7)%
Software	398	413	427	(3)%	(3)%
Rentals	512	541	586	(5)%	(8)%
Financing	449	481	535	(7)%	(10)%
Support services	647	675	691	(4)%	(2)%
Business services	631	594	580	6%	2%
Total revenue	$3,791	$3,824	$4,031	(1)%	(5)%

Cost of revenue
	Year Ended December 31,
	2013		2012		2011
	$	% of revenue	$	% of revenue	$	% of revenue
Cost of equipment sales	$423	48.7%	$378	45.0%	$391	42.9%
Cost of supplies	89	31.3%	86	30.7%	95	31.6%
Cost of software	111	27.8%	115	28.0%	119	27.8%
Cost of rentals	100	19.6%	110	20.3%	132	22.5%
Financing interest expense	78	17.3%	77	16.1%	84	15.7%
Cost of support services	400	61.9%	420	62.2%	432	62.6%
Cost of business services	450	71.3%	396	66.7%	400	68.9%
Total cost of revenue	$1,651	43.5%	$1,582	41.4%	$1,653	41.0%

Equipment sales
Equipment sales revenue increased 3% to $868 million in 2013 compared to 2012. Higher sales of production printers globally and sorting equipment in North America drove a 5% increase in equipment sales; however, lower mailing equipment sales in North America accounted for a 2% decrease in equipment sales. Cost of equipment sales as a percentage of revenue increased to 48.7% compared to 45.0% in the prior year primarily due to a higher mix of production printers, which have a lower margin relative to other products.

Equipment sales revenue decreased 8% to $841 million in 2012 compared to 2011 as worldwide economic conditions continued to impact customer purchasing behavior. Foreign currency translation had an unfavorable impact on revenue of 1%. Cost of equipment sales as a percentage of revenue increased to 45.0% compared with 42.9% in the prior year primarily due to a higher mix of lower margin product sales, pricing pressure on competitive placements and a decline in the number of lease extensions relative to the prior year.

Supplies
Supplies revenue increased 2% to $286 million in 2013 compared to 2012, primarily due to supply sales related to the growing base of production print equipment installations. Supplies sales for our postage meter business in 2013 were flat compared to 2012 due to higher ink sales in the U.K. and a slowing decline in worldwide meter population trends. Cost of supplies as a percentage of revenue increased to 31.3% compared to 30.7% in the prior year primarily due to lower relative margins on supplies for production print equipment.
Supplies revenue decreased 7% to $279 million in 2012 compared to 2011 primarily due to reduced mail volumes, fewer installed meters worldwide and lower ink and toner sales. Foreign currency translation had a 2% unfavorable impact on revenue. Cost of supplies as a percentage of revenue was 30.7% compared with 31.6% in the prior year primarily due to a favorable mix of higher margin core supplies sales.

Software
Software revenue decreased 3% to $398 million in 2013 compared to 2012, primarily due to constrained public sector spending, especially in our international markets, and lower licensing revenue in North America. This decrease was partially offset by licensing revenue from our digital mail delivery service offering. Cost of software as a percentage of revenue improved slightly to 27.8% compared to 28.0% in the prior year.
Software revenue decreased 3% to $413 million in 2012 compared to 2011 primarily due to weak economic conditions and constrained public sector spending in Europe and lower sales in Asia Pacific. Cost of software as a percentage of revenue was relatively unchanged at 28.0% compared with 27.8% in the prior year.

Rentals
Rentals revenue decreased 5% to $512 million in 2013 compared to 2012, primarily due to a decline in our installed meter base in North America and a customer-driven change in mix from rental to equipment sales in France. Cost of rentals as a percentage of revenue improved to 19.6% compared with 20.3% in the prior year mainly due to lower depreciation expense.
Rentals revenue decreased 8% to $541 million in 2012 compared to 2011 primarily due to declines in North America from fewer meters in service and lower rentals in France due to a customer-driven change in mix from rental to equipment sales. Foreign currency translation had an unfavorable impact on revenue of 1%. Cost of rentals as a percentage of revenue improved to 20.3% compared with 22.5% in the prior year primarily due to lower depreciation expense.

Financing
Financing revenue decreased 7% in 2013 compared to 2012, and 10% in 2012 compared to 2011, primarily due to declining equipment sales in prior periods. Financing interest expense as a percentage of revenue was 17.3%, 16.1% and 15.7% in 2013, 2012 and 2011, respectively. The year-over-year increases were due to higher effective interest rates. Financing interest expense represents our cost of borrowing associated with the generation of financing revenue. In computing financing interest expense, we assume a 10:1 leverage ratio of debt to equity and apply our overall effective interest rate to the average outstanding finance receivables.

Support Services
Support services revenue decreased 4% to $647 million in 2013 compared to 2012, primarily due to a decline in equipment maintenance revenue resulting from fewer mailing and production machines in service. Cost of support services as a percentage of revenue improved slightly to 61.9% in 2013 compared with 62.2% in 2012.
Support services revenue decreased 2% to $675 million in 2012 compared to 2011, driven primarily by the impact of foreign currency translation. Cost of support services as a percentage of revenue improved slightly to 62.2% in 2012 compared with 62.6% in 2011.

Business Services
Business services revenue increased 6% to $631 million in 2013 compared to 2012. Revenue from our cross-border parcel management solutions increased revenue by 10%, but lower marketing services fees resulting from certain contract renewals decreased revenue by 4%. Cost of business services as a percentage of revenue increased to 71.3% in 2013 compared to 66.7% in 2012 primarily due to continuing investment in our cross-border parcel management solutions and lower marketing services fees.
Business services revenue increased 2% to $594 million in 2012 compared to 2011. Revenue in our Presort Services operation increased 8%; however, a fire in 2011 adversely impacted 2011 revenue by $20 million. Excluding this impact, revenue in 2012 increased 2% primarily due to higher standard mail volumes. Cost of business services as a percentage of revenue improved to 66.7% in 2012 compared to 68.9% in 2011 primarily due to the impact of the fire in 2011.

Selling, general and administrative (SG&A)
SG&A expense decreased 5% in 2013 to $1,420 million compared to 2012 primarily driven by lower employee-related costs resulting from ongoing restructuring actions and productivity initiatives.
SG&A expense decreased 5% in 2012 to $1,490 million compared to 2011 primarily driven by lower employee-related costs resulting from ongoing restructuring actions and productivity initiatives, and to a lesser extent, lower intangible asset amortization expense and credit loss and bad debt provisions.

Restructuring charges and asset impairments
In 2013, we initiated actions designed to enhance our responsiveness to changing market conditions, further streamline our business operations, reduce our cost structure and create long-term flexibility to invest in growth. We anticipate that these primarily cash related actions will result in restructuring charges in the range of $75 to $125 million, which will be recognized as specific initiatives are approved and implemented. We anticipate annualized pre-tax benefits of $100 to $125 million, net of investments, from these actions, and expect to reach this benefit run rate by 2015. These actions resulted in net restructuring charges of $60 million (including $2 million related to discontinued operations). Also during 2013, we entered into an agreement to sell our corporate headquarters building and recorded a non-cash asset impairment charge of $26 million. We expect to close on this sale by mid-year 2014.
In 2012, we implemented actions to streamline our business operations and reduce our cost structure that resulted in net restructuring charges of $23 million (including $6 million related to discontinued operations).
In 2011, restructuring charges represent charges taken in connection with a series of strategic transformation initiatives announced in 2009. These initiatives were designed to transform and enhance the way we operated as a global company, enhance our responsiveness to changing market conditions and create improved processes and systems and were implemented over a three year period through 2011. Net restructuring charges were $135 million, including charges related to discontinued operations.

Other expense (income), net
Other expense, net for 2013 of $33 million consists of the costs associated with the early redemption of debt during the year. See Liquidity and Capital Resources - Financings and Capitalization for a detailed discussion.
Other expense, net in 2012 includes losses of $6 million on a forward rate swap agreement, $2 million on the early redemption of debt and $4 million on the sale of leveraged lease assets offset by income of $11 million from insurance proceeds received in connection with the 2011 presort facility fire.
Other income, net in 2011 includes income of $27 million from insurance proceeds received in connection with the presort facility fire offset by a loss of $7 million on the sale of leveraged lease assets.

Income taxes
See Note 8 to the Consolidated Financial Statements.

Discontinued operations
Discontinued operations include goodwill impairment charges of $101 million, $18 million and $130 million and asset impairment charges of $15 million, $17 million and $17 million for the years ended December 31, 2013, 2012 and 2011, respectively. See Note 19 to the Consolidated Financial Statements for further discussion.

Preferred stock dividends of subsidiaries attributable to noncontrolling interests
See Note 9 to the Consolidated Financial Statements.

Business Segments
During 2013, we changed our reporting segments in response to organizational changes made that realigned our business units to reflect the clients served and solutions offered and how we manage, review, analyze and measure our operations. Historical segment results have been recast to conform to our current presentation and to exclude discontinued operations. The principal products and services of each of our reportable segments are as follows:
Small & Medium Business Solutions:
North America Mailing: Includes the revenue and related expenses from the sale, rental and financing of mailing equipment and supplies for small and medium size businesses to efficiently create mail and evidence postage in the U.S. and Canada.
International Mailing: Includes the revenue and related expenses from the sale, rental and financing of mailing equipment and supplies for small and medium size businesses to efficiently create mail and evidence postage in areas outside North America.

Enterprise Business Solutions:
Production Mail: Includes the worldwide revenue and related expenses from the sale, support and other professional services of our high-speed, high-volume inserting and sortation equipment and production printer systems to large enterprise clients to process inbound and outbound mail.
Presort Services: Includes revenue and related expenses from presort mail services for our large enterprise clients to qualify large mail volumes for postal worksharing discounts.

Digital Commerce Solutions:
Digital Commerce Solutions: Includes the worldwide revenue and related expenses from (i) the sale and support services of non-equipment-based mailing, customer engagement, geocoding and location intelligence software; (ii) cross-border e-commerce solutions; (iii) direct marketing services for targeted clients; and (iv) digital mail delivery service offering.
Segment earnings before interest and taxes (EBIT) is determined by deducting from segment revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges and impairment charges, which are not allocated to a particular business segment. Management uses segment EBIT to measure profitability and performance at the segment level. Management believes segment EBIT provides investors with an analysis of the company's operating performance and underlying trends of the businesses. Segment EBIT may not be indicative of our overall consolidated performance and therefore, should be read in conjunction with our consolidated results of operations. Refer to Note 17 to the Consolidated Financial Statements for a reconciliation of segment EBIT to income from continuing operations before income taxes.
Revenue and EBIT by business segment are presented in the tables below.

	Revenue
	Year Ended December 31,			% change
	2013	2012	2011	2013	2012
North America Mailing	$1,555	$1,644	$1,792	(5)%	(8)%
International Mailing	603	602	655	—%	(8)%
Small & Medium Business Solutions	2,158	2,246	2,447	(4)%	(8)%
Production Mail	512	480	511	6%	(6)%
Presort Services	430	430	397	—%	8%
Enterprise Business Solutions	942	910	908	3%	—%
Digital Commerce Solutions	691	668	676	4%	(1)%
Total	$3,791	$3,824	$4,031	(1)%	(5)%

	EBIT
	Year Ended December 31,			% change
	2013	2012	2011	2013	2012
North America Mailing	$641	$647	$691	(1)%	(6)%
International Mailing	71	76	93	(6)%	(18)%
Small & Medium Business Solutions	712	723	784	(1)%	(8)%
Production Mail	55	49	53	12%	(7)%
Presort Services	83	106	101	(22)%	5%
Enterprise Business Solutions	138	155	154	(11)%	1%
Digital Commerce Solutions	55	53	53	3%	(1)%
Total	$905	$931	$991	(3)%	(6)%
Small & Medium Business Solutions
Small & Medium Business Solutions revenue for 2013 was $2,158 million, a decrease of 4% compared to 2012 and EBIT was $712 million, a decrease of 1% compared to 2012. Small and Medium Business Solutions revenue in 2012 was $2,246 million, a decrease of 8% compared to 2011 and EBIT was $723 million, a decrease of 8% compared 2011. Within the Small & Medium Business Solutions group:
North America Mailing
North America Mailing revenue decreased 5% to $1,555 million in 2013 compared to 2012. Recurring stream revenues, comprised of supplies, rentals and financing revenue, declined 5% compared to last year and contributed to a 3% decline in North America Mailing revenue primarily due to fewer meters in service and lower equipment sales in prior periods. Equipment sales declined 4% and support services revenue declined 7% compared to last year primarily due to declines in the U.S., and contributed to a 2% decline in North America Mailing revenue. EBIT decreased 1% to $641 million in 2013 compared to 2012 due to the decline in revenue, partially offset by various productivity initiatives. EBIT also benefited from the progress made in implementing our new "go-to-market" strategy designed to improve the sales process and reduce costs by providing our clients broader access to products and services through online and direct sales channels.
North America Mailing revenue decreased 8% to $1,644 million in 2012 compared to 2011. The decline was due to a 9% decrease in recurring stream revenues due to fewer meters in service and lower equipment sales in prior periods and a 7% decline in equipment sales primarily due to uncertain economic conditions. EBIT decreased 6% to $647 million in 2012 compared to 2011 primarily due to lower revenues.

International Mailing
International Mailing revenue of $603 million in 2013 was flat compared to 2012 as higher equipment sales, supplies sales and financing revenue were offset by lower rental revenue. Equipment sales increased 1% compared to last year primarily due to higher sales in France and Germany, partially offset by lower sales in the U.K. Supplies revenue increased 2% due to a stabilization in our international meter population, favorable pricing in the U.K. and higher sales in Asia-Pacific. Rentals revenue declined 8% primarily due to a change in mix from rental to equipment sales in France. EBIT decreased 6% to $71 million in 2013 compared to 2012 primarily due to lower margins in equipment sales.
International Mailing revenue decreased 8% in 2012 to $602 million compared to 2011, but included an unfavorable impact of 5% from foreign currency translation. Excluding the effects of foreign currency, equipment sales decreased 5% primarily due to increased concerns about economic conditions throughout Europe and the Asia Pacific region, and rentals revenue decreased 10% compared to the prior year primarily due to the change in mix from rentals to equipment sales in France and lower rentals in the U.K. EBIT decreased 18% to $76 million in 2012 compared to 2011 primarily due to an increase in the mix of lower margin product sales. Foreign currency translation unfavorably impacted EBIT by 5%.

Enterprise Business Solutions
Enterprise Business Solutions revenue for 2013 was $942 million, an increase of 3% compared to 2012 and EBIT was $138 million, a decrease of 11% compared to 2012. Enterprise Business Solutions revenue for 2012 of $910 million was flat compared to 2011, and EBIT of $155 million was up 1% compared to 2011. Within the Enterprise Business Solutions group:

Production Mail
Production Mail revenue increased 6% in 2013 to $512 million compared to 2012. Higher sales and installations of large production printers globally and sorters in North America resulted in an 8% increase in Production Mail revenue, while higher supplies sales due to the growing base of production printers contributed to a 2% increase in Production Mail revenue. Lower support services revenue primarily due to fewer maintenance contracts on new equipment installations resulted in a 3% decline in Production Mail revenue. EBIT increased 12% to $55 million in 2013 compared to 2012 primarily due to the increase in revenue and productivity improvement initiatives.

Production Mail revenue decreased 6% in 2012 to $480 million compared to 2011 primarily due to global economic uncertainty that existed throughout the year. Foreign currency translation had an unfavorable impact of 2% on revenue. EBIT decreased 7% to $49 million compared to 2011 primarily due to the decline in revenue and higher mix of lower margin sales.

Presort Services
Presort Services revenue of $430 million in 2013 was flat compared to 2012 as reduced discounts in certain presort categories offset the impact of a 2% increase in presort mail volumes. EBIT decreased 22% to $83 million in 2013 compared to 2012 primarily due to a benefit in 2012 of $11 million from insurance recoveries, as well as margin compression in 2013.

Presort Services revenue increased 8% to $430 million in 2012 compared to 2011. A fire at one of our presort facilities adversely impacted 2011 revenue by $20 million. Excluding this impact, revenue in 2012 increased 2% primarily due to higher standard mail volumes. EBIT increased 5% to $106 million compared to 2011; however, taking into account the impact of the 2011 fire, EBIT increased 1% primarily due to the increase in revenue.

Digital Commerce Solutions
Digital Commerce Solutions (DCS) revenue increased 4% to $691 million in 2013 compared to 2012. Revenue from our e-commerce cross-border parcel management solution and our digital mail delivery service drove a 10% increase in DCS revenue. However, this revenue growth was partially offset by a decline in worldwide software revenue, which resulted in a 4% decline in DCS revenue, and lower marketing services fees, which resulted in a 3% decline in DCS revenue. EBIT increased 3% in 2013 to $55 million compared to 2012 as higher volumes in cross-border parcels helped partially offset the high level of fixed costs and our continuing investment in this business and reduced margins on equipment sales

DCS revenue in 2012 decreased 1% to $668 million compared to 2011 primarily due to a decline in worldwide software revenue attributable to weak economic conditions and constrained public sector spending in Europe partially offset by revenue growth from shipping solutions. EBIT decreased 1% to $53 million compared to 2011 as profitability from the growth in shipping solutions was offset by costs to build up the infrastructure for our cross-border parcel management solution offering.

LIQUIDITY AND CAPITAL RESOURCES
We believe that existing cash and investments, cash generated from operations and borrowing capacity under our commercial paper program are currently sufficient to support our cash needs, including discretionary uses such as capital investments, dividends and share repurchases. Cash and cash equivalents and short-term investments were $939 million at December 31, 2013 and $950 million at December 31, 2012. We continuously review our credit profile through published credit ratings and the credit default swap market. We also monitor the creditworthiness of those banks acting as derivative counterparties, depository banks or credit providers.

Cash Flow Summary
The change in cash and cash equivalents is as follows:

	Year Ended December 31,			Change
	2013	2012	2011	2013	2012
Net cash provided by operating activities	$625	$660	$949	$(35)	$(289)
Net cash provided by (used in) investing activities	251	(87)	(117)	338	30
Net cash used in financing activities	(868)	(519)	(455)	(349)	(64)
Effect of exchange rate changes on cash and cash equivalents	(13)	3	(5)	(16)	8
Change in cash and cash equivalents	$(5)	$57	$372	$(62)	$(315)
Net cash provided by operating activities was $625 million in 2013 compared to $660 million in 2012. The decrease in cash flow from operations was due to lower income and cash payments related to debt extinguishments. These decreases were partially offset by lower pension contributions, restructuring payments and increased cash from working capital management. During 2013, we implemented several cash management initiatives to improve working capital and cash flows from operations. These initiatives resulted in lower inventories primarily through improved supply chain management and lower accounts receivable primarily though enhanced collection efforts which resulted in an improvement in days sales outstanding. These cash flow improvements were offset by lower accounts payable and accrued liabilities due to the timing of payments.

Net cash provided by operating activities was $660 million in 2012 compared to $949 million in 2011. The decrease in cash provided by operations was primarily due to higher tax payments in 2012 resulting from the sale of leveraged lease assets, the loss of bonus depreciation and higher income tax refunds received in 2011. The cash impact of finance and accounts receivables was also $105 million lower in 2012 compared to 2011.

Net cash provided by investing activities was $251 million in 2013 compared to net cash used of $87 million in 2012. The improvement was mainly due to net proceeds of $390 million from the sale of businesses during 2013 and lower capital expenditures, partially offset by lower deposits at the Bank. Cash flow in 2012 included proceeds of $106 million from the sale of leveraged lease assets.

Net cash used in investing activities was $87 million in 2012 compared to $117 million in 2011. The decrease in cash used in 2012 was due to lower net purchases of investment securities partially offset by higher capital expenditures and lower growth in customer deposits.

Net cash used in financing activities was $868 million in 2013 compared to $519 million in 2012. The increase in cash used was due to higher net repayments of debt partially offset by lower dividend payments. During the year, we paid $1,079 million to redeem long-term debt and received $412 million from the issuance of new debt. In 2012, we paid $550 million to redeem long-term debt and received $340 million from the issuance of new debt. Dividend payments were $112 million lower in 2013 compared to 2012. See Dividends below.

Net cash used in financing activities was $519 million in 2012 compared to $455 million in 2011. The increase in cash used was due to higher net repayments of debt partially offset by lower share repurchases.

Dividends
We paid dividends to our common stockholders of $189 million ($0.94 per share), $301 million ($1.50 per share) and $300 million ($1.48 per share) in 2013, 2012 and 2011, respectively. Each quarter, our Board of Directors will continue to consider our recent and projected earnings and other capital needs and priorities in deciding whether to approve the payment, as well as the amount of a dividend. There are no material restrictions on our ability to declare dividends.

Financings and Capitalization
We are a Well-Known Seasoned Issuer with the SEC, which allows us to issue debt securities, preferred stock, preference stock, common stock, purchase contracts, depositary shares, warrants and units in an expedited fashion. We have a commercial paper program that is an important source of liquidity for us and a committed credit facility of $1.0 billion to support our commercial paper issuances. The credit facility expires in April 2016. We have not drawn upon the credit facility.

At December 31, 2013, there were no outstanding commercial paper borrowings. During the year, commercial paper borrowings averaged $52 million at a weighted-average interest rate of 0.41% and the maximum amount outstanding at any time was $300 million. In 2012, commercial paper borrowings averaged $221 million at a weighted-average interest rate of 0.39% and the maximum amount of commercial paper outstanding at any point in time was $709 million.

In March 2013, we issued $425 million of 6.7% fixed-rate 30-year notes (net proceeds received after fees and discount were $412 million). Interest is payable quarterly. The notes mature in 2043, but may be redeemed, at our option, in whole or in part, at any time on or after March 7, 2018 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest. The net proceeds were used to fund the Tender Offer (see below).

In March 2013, we completed a cash tender offer (the Tender Offer) for a portion of the 4.875% Notes due 2014, the 5.0% Notes due 2015, and the 4.75% Notes due 2016 (the Subject Notes). Holders who validly tendered their notes received the principal amount of the notes tendered, all accrued and unpaid interest and a premium payment. An aggregate $405 million of the Subject Notes were tendered. In connection with this Tender Offer, we received $5 million from the unwind of certain interest rate swap agreements and recognized a net loss of $25 million, consisting primarily of the premium payment.

In June 2013, the $375 million 3.875% notes matured and were redeemed with cash.

In November 2013, we redeemed the remaining $300 million of 4.875% outstanding notes that were scheduled to mature August 2014. In connection with this redemption, we received $3 million from the unwind of an interest rate swap and recognized a loss of $8 million, consisting primarily of a premium payment.

During 2012, we borrowed $230 million under term loan agreements. The term loans bear interest at the applicable London Interbank Offered Rate (LIBOR) plus 2.25% or Prime Rate plus 1.25%, at our option. Interest is paid quarterly and the loans mature in 2015 and 2016. We also issued $110 million of 10-year notes with a coupon rate of 5.25%. Interest is paid quarterly and the notes mature in November 2022. However, we may redeem some or all of the notes at any time on or after November 2015 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest. The proceeds from these issuances were for general corporate purposes, including the repayment of 2013 debt maturities.

We have almost $2 billion of debt maturing in the next two to five years. While we fully expect to be able to fund these maturities through cash redemptions or refinancing these maturities through the U.S. capital markets, these obligations could increase our vulnerability to adverse market conditions, and impact our ability to refinance existing maturities.

Cash and cash equivalents held by our foreign subsidiaries were $392 million at December 31, 2013 and $219 million at December 31, 2012. Cash and cash equivalents held by our foreign subsidiaries are generally used to support the liquidity needs of these subsidiaries. Most of these amounts could be repatriated to the U.S. but would be subject to additional taxes. Repatriation of some foreign balances is restricted by local laws.

Contractual Obligations and Off-Balance Sheet Arrangements
The following summarizes our known contractual obligations and off-balance sheet arrangements at December 31, 2013 and the effect that such obligations are expected to have on our liquidity and cash flow in future periods:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$3,311	$—	$876	$1,100	$1,335
Interest payments on debt (1)	1,883	176	305	214	1,188
Non-cancelable operating lease obligations	201	56	73	37	35
Purchase obligations (2)	170	131	29	10	—
Pension plan contributions (3)	40	40	—	—	—
Retiree medical payments (4)	195	24	44	40	87
Total	$5,800	$427	$1,327	$1,401	$2,645

The amount and period of future payments related to our income tax uncertainties cannot be reliably estimated and are not included in the above table. See Note 8 to the Consolidated Financial Statements for further details.

(1)
Interest payments on debt assume all debt is held to maturity. Certain notes permit us to redeem, or the bondholders to require us to redeem, some or all of the applicable outstanding notes at par plus accrued interest before the scheduled maturity date.

(2)
Purchase obligations include unrecorded agreements to purchase goods or services that are enforceable and legally binding upon us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.

(3)	Represents the amount of contributions we anticipate making to our pension plans during 2014; however, we will assess our funding alternatives as the year progresses.

(4)
Our retiree health benefit plans are non-funded plans and cash contributions are made each year to cover medical claims costs incurred. The amounts reported in the above table represent our estimate of future benefits payments.

Critical Accounting Estimates
The preparation of our financial statements in conformity with GAAP requires management to make estimates and assumptions about certain items that affect the reported amounts of assets, liabilities, revenues, expenses and accompanying disclosures, including the disclosure of contingent assets and liabilities. The accounting policies below have been identified by management as those accounting policies that are most critical to our financial statements due to the estimates and assumptions required. Management believes that the estimates and assumptions used are reasonable and appropriate based on the information available at the time the financial statements were prepared; however, actual results could differ from those estimates and assumptions. See Note 1 to the Consolidated Financial Statements for a summary of our accounting policies.

Revenue recognition - Multiple element arrangements
We derive revenue from multiple sources including sales, rentals, financing and services. Certain transactions are consummated at the same time and can therefore generate revenue from multiple sources. The most common form of these transactions involves a sale or non-cancelable lease of equipment, a meter rental and an equipment maintenance agreement. As a result, we are required to determine whether the deliverables in a multiple element arrangement should be treated as separate units of accounting for revenue recognition purposes, and if so, how the price should be allocated among the delivered elements and when to recognize revenue for each element. We recognize revenue for delivered elements only when the fair values of undelivered elements are known, customer acceptance has occurred and payment is probable.

In these multiple element arrangements, revenue is allocated to each of the elements based on relative “selling prices” and the selling price for each of the elements is determined based on vendor specific objective evidence. We establish vendor specific objective evidence of selling prices for our products and services based on the prices charged for each element when sold separately in standalone transactions. The allocation of relative selling price to the various elements impacts the timing of revenue recognition, but does not change the total revenue recognized. Revenue is allocated to the meter rental and equipment maintenance agreement elements using their respective selling prices charged in standalone and renewal transactions. For a sale transaction, revenue is allocated to the equipment based on a range of selling prices in standalone transactions. For a lease transaction, revenue is allocated to the equipment based on the present value of the remaining minimum lease payments. The amount allocated to equipment is compared to the range of selling prices in standalone transactions during the period to ensure the allocated equipment amount approximates average selling prices.

Pension benefits
The valuation of our pension assets and obligations and the calculation of net periodic pension expense are dependent on assumptions and estimates relating to, among other things, the interest rate used to discount the future estimated liability (discount rate) and the expected rate of return on plan assets. These assumptions are evaluated and updated annually and are described in further detail in Note 18 to the Consolidated Financial Statements.

The discount rate for our largest plan, the U.S. Qualified Pension Plan (the U.S. Plan) is determined by matching the expected cash flows associated with our benefit obligations to a yield curve based on long-term, high quality fixed income debt instruments available as of the measurement date. The discount rate for our largest foreign plan, the U.K. Qualified Pension Plan (the U.K. Plan), is determined by using a model that discounts each year's estimated benefit payments by an applicable spot rate derived from a yield curve created from a large number of high quality corporate bonds. The discount rate used in the determination of net periodic pension expense for 2013 was 4.05% for the U.S. Plan and 4.55% for the U.K. Plan. For 2014, the discount rate used in the determination of net periodic pension expense for the U.S. Plan and the U.K. Plan will be 4.95% and 4.45%, respectively. A 0.25% increase in the discount rate would decrease annual pension expense by less than $1 million for both the U.S. Plan and the U.K. Plan, and lower the projected benefit obligation of the U.S. Plan and U.K. Plan by $45 million and $21 million, respectively.

Pension assets are exposed to various risks such as interest rate, market and credit risks. We invest our pension plan assets in a variety of investment securities in accordance with our strategic asset allocation policy. The expected return on plan assets is based on historical and expected future returns for current and targeted asset allocations for each asset class in the investment portfolio, adjusted for historical and expected experience of active portfolio management results, as compared to the benchmark returns. When assessing the expected future returns for the portfolio, management places more emphasis on the expected future returns than historical returns. The expected rate of return used in the determination of net periodic pension expense for 2013 was 7.25% for the U.S. Plan and 7.38% for the U.K. Plan. For 2014, the expected rate of return used in the determination of net periodic pension expense for the U.S. Plan and the U.K. Plan will be 7.0% and 7.5%, respectively. A 0.25% increase in the expected rate of return on plan return on assets would decrease annual pension expense for the U.S. Plan by $4 million and the U.K. Plan by $1 million. See Note 18 to the Consolidated Financial Statements for asset allocations at December 31, 2013 and 2012 and target allocations for 2014.

Actual pension plan results that differ from our assumptions and estimates are accumulated and amortized over the life expectancy of inactive plan participants and affect future pension expense. Net pension expense is also based on a market-related valuation of plan assets where differences between the actual and expected return on plan assets are amortized to pension expense over a five-year period. Effective December 31, 2014, benefit accruals for participants in a majority of our U.S. and foreign pension plans will be frozen.

Residual value of leased assets
We provide lease financing for our products primarily through sales-type leases. Equipment residual values are determined at inception of the lease using estimates of equipment fair value at the end of the lease term. Residual value estimates impact the determination of whether a lease is classified as an operating lease or sales-type lease. Estimates of future equipment fair value are based primarily on our historical experience. We also consider forecasted supply and demand for our various products, product retirement and future product launch plans, end of lease customer behavior, regulatory changes, remanufacturing strategies, used equipment markets, if any, competition and technological changes.

We evaluate residual values on an annual basis or as changes to the above considerations occur and declines in estimated residual values considered "other-than-temporary" are recognized immediately. Estimated increases in future residual values are not recognized until the equipment is remarketed. If the actual residual value of lease assets were 10% lower than management's current estimates, pre-tax income would be lower by $14 million.

Allowances for doubtful accounts and credit losses
We estimate our credit risk for accounts receivables and finance receivables and provide allowances for estimated losses. We believe that our credit risk is limited because of our large number of customers, small account balances for most of our customers and customer geographic and industry diversification. We continuously monitor collections and payments from our customers and evaluate the adequacy of the applicable allowance based on historical loss experience, past due status, adverse situations that may affect a customer's ability to pay and prevailing economic conditions. We make adjustments to the reserves as deemed necessary. This evaluation is inherently subjective and actual results may differ significantly from estimated reserves.

The allowance for doubtful accounts as a percentage of trade receivables was 2.7% at December 31, 2013 and 2012. Holding all other assumptions constant, a 0.25% increase or decrease in the allowance rate at December 31, 2013 would have changed the 2013 provision by $1 million.

Total allowance for credit losses as a percentage of finance receivables was 1.8% at December 31, 2013 and 2012. Holding all other assumptions constant, a 0.25% increase or decrease in the allowance rate at December 31, 2012 would have changed the 2013 provision by $5 million.

Accounting for income taxes
We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Our annual tax rate is based on our income, statutory tax rates, tax reserve changes and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our annual tax rate and in evaluating our tax positions.

We regularly assess the likelihood of tax adjustments in each of the tax jurisdictions in which we have operations and account for the related financial statement implications. Tax reserves have been established which we believe to be appropriate given the possibility of tax adjustments. Determining the appropriate level of tax reserves requires us to exercise judgment regarding the uncertain application of tax laws. The amount of reserves is adjusted when information becomes available or when an event occurs indicating a change in the reserve is appropriate. Future changes in tax reserve requirements could have a material impact on our financial condition or results of operations.

Significant judgment is also required in determining the amount of valuation allowance to be recorded against deferred tax assets. In assessing whether a valuation allowance is necessary, and the amount of such allowance, we consider all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. As new information becomes available that would alter our determination as to the amount of deferred tax assets that will ultimately be realized, we adjust the valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.

Useful lives of long-lived assets
We depreciate property, plant and equipment and rental property and equipment principally using the straight-line method over the estimated useful lives of up to 50 years for buildings, three to 15 years for machinery and equipment, four to six years for rental equipment and three to five years for computer equipment. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. We amortize capitalized costs related to internally developed software using the straight-line method over the estimated useful life, which is principally three to 10 years. Intangible assets with finite lives are amortized using the straight-line method or an accelerated attrition method over their estimated useful lives, which are principally three to 15 years. Our estimates of useful lives could be affected by changes in regulatory provisions, technology or business plans and changes to the assets' estimated useful lives could have a material impact on our results of operations.

Impairment review
Long-lived and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. The related estimated future undiscounted cash flows expected to result from the use and eventual disposition of the asset is compared to the asset's carrying amount. We derive the cash flow estimates from our future long-term business plans and historical experience. If the sum of the expected cash flows is less than the carrying amount, an impairment charge is recorded for an amount by which the carrying amount exceeds the fair value of the asset. The fair value of the asset is determined using probability weighted expected discounted cash flow estimates, quoted market prices when available and appraisals, as appropriate. Changes in the estimates and assumptions incorporated in our impairment assessment could materially affect the determination of fair value and the associated impairment charge.

Goodwill is tested annually for impairment, during the fourth quarter, or sooner when circumstances indicate an impairment may exist at the reporting unit level. The impairment test for goodwill is a two-step approach. In the first step, the fair value of each reporting unit is compared to the reporting unit's carrying value, including goodwill. If the fair value of a reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment, if any. In the second step, the fair value of the reporting unit is allocated to the assets and liabilities of the reporting unit as if it had been acquired in a business combination and the purchase price was equivalent to the fair value of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is referred to as the implied fair value of goodwill. The implied fair value of the reporting unit's goodwill is then compared to the actual carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss is recognized for the difference.

Significant estimates and assumptions are used in our goodwill impairment review and include the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. The fair value of each reporting unit is determined based on a combination of techniques, including the present value of future cash flows, applicable multiples of competitors and multiples from sales of like businesses. The assumptions used to estimate fair value are based on projections incorporated in our current operating plans as well as other available information. Our operating plans include significant assumptions and estimates associated with sales growth, profitability and related cash flows, along with cash flows associated with taxes and capital spending. The determination of fair value also incorporates a risk-adjusted discount rate based on current interest rates and the economic conditions of the reporting unit. We consider other assumptions that market participants may use. Changes in any of these estimates or assumptions could materially affect the determination of fair value and the associated goodwill impairment charge for each reporting unit. Potential events and circumstances, such as the inability to acquire new clients, downward pressures on pricing and rising interest rates could have an adverse impact on our assumptions and result in non-cash impairment charges in future periods.

Based on the results of the annual impairment test performed during the fourth quarter of 2013, we determined that the estimated fair value of each of the reporting units exceeded their carrying value by 20% or more, except for the software and direct marketing operations of our DCS segment. The estimated fair value of the software reporting unit exceeded its carrying value by 12% and the estimated fair value of the direct marketing reporting unit exceeded its carrying value by 4%. The goodwill balances related to the software and direct marketing operations are $684 million and $194 million, respectively. The assumptions used to estimate fair value were based on projections incorporated in our current operating plans as well as other available information. The inputs used to determine the fair value of the software and direct marketing operations were classified as Level 3 in the fair value hierarchy. By their nature, projections are uncertain. Potential events and circumstances, such as declining volumes, loss of client contracts and inability to acquire new clients could have an adverse effect on our assumptions. We will continue to monitor and evaluate the carrying values of goodwill and intangible assets of these units, and should actual results differ significantly from our estimates and assumptions, additional non-cash impairment charges for goodwill could be recorded in 2014.

Stock-based compensation expense
We recognize compensation cost for stock-based awards based on the estimated fair value of the award, net of estimated forfeitures. Compensation costs for those shares expected to vest are recognized on a straight-line basis over the requisite service period.

The fair value of stock awards is estimated using a Black-Scholes valuation model or Monte Carlo simulation model. These models require assumptions be made regarding the expected stock price volatility, risk-free interest rate, expected life of the award and dividend yield. The estimate of stock price volatility is based on historical price changes of our stock. The risk-free interest rate is based on U.S. treasuries with a term equal to the expected life of the stock award. The expected life of the award and expected dividend yield are based on historical experience.

We believe that the valuation techniques and the approach utilized to develop the underlying assumptions are appropriate in estimating the fair value of our stock-based awards. If factors change and we use different assumptions, our stock-based compensation expense could be different in the future. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value. In addition, we are required to estimate the expected forfeiture rate and recognize expense only for those shares expected to vest. If our actual forfeiture rate is materially different from our estimate, stock-based compensation expense could be significantly different from what we have recorded in the current period.

Restructuring
We have undertaken restructuring actions which require management to utilize certain estimates related to the amount and timing of expenses. If the actual amounts differ from our estimates, the amount of the restructuring charges could be impacted. On a quarterly basis, we update our estimates of future remaining obligations and costs associated with all restructuring actions and compare these updated estimates to our current restructuring reserves, and make adjustments if necessary.

Loss contingencies
In the ordinary course of business, we are routinely defendants in, or party to, a number of pending and threatened legal actions. On a quarterly basis, we review the status of each significant matter and assess the potential financial exposure. If the potential loss from any claim or legal action is considered probable and can be reasonably estimated, we establish a liability for the estimated loss. The assessment of the ultimate outcome of each claim or legal action and the determination of the potential financial exposure requires significant judgment. Estimates of potential liabilities for claims or legal actions are based only on information that is available at that time. As additional information becomes available, we may revise our estimates, and these revisions could have a material impact on our results of operations and financial position.

Legal and Regulatory Matters
Legal
See Legal Proceedings in Item 3 for information regarding our legal proceedings.

Other regulatory matters
As is the case with other large corporations, our tax returns are examined each year by tax authorities in the U.S., other countries and local jurisdictions in which we have operations. Except for issues arising out of certain partnership investments, the IRS examinations of tax years prior to 2009 are closed to audit. Other than the pending application of legal principles to specific issues arising in earlier years, only post-2007 Canadian tax years are subject to examination. Other significant tax filings subject to examination include various post-2004 U.S. state and local, post-2007 German, and post-2011 French and U.K. tax filings. We have other less significant tax filings currently under examination or subject to examination. Tax reserves have been established which we believe to be appropriate given the possibility of tax adjustments. However, the resolution of such matters could have a material impact on our results of operations, financial position and cash flows. See Note 8 to the Consolidated Financial Statements.

We are currently undergoing unclaimed property audits, which are being conducted by various state authorities. The property subject to review in this audit process generally includes unclaimed wages, vendor payments and customer receipts. State escheat laws generally require entities to report and remit abandoned and unclaimed property. Failure to timely report and remit the property can result in the assessments of additional escheat liability, interest and penalties. We do not expect the outcome of these audits to have a material impact on our results of operations or financial position.

Foreign Currency Exchange

Over the last three years, approximately one-third of our consolidated revenue was derived from operations outside of the United States. The functional currency for most of our foreign operations is the local currency. Our largest foreign currency exposures are to the British pound, Euro, Japanese Yen, Canadian dollar and the Australian dollar. Changes in the value of the U.S. dollar relative to the currencies of countries in which we operate impact our reported assets, liabilities, revenue and expenses. Exchange rate fluctuations can also impact the settlement of intercompany receivables and payables between our subsidiaries in different countries. For the years ended December 31, 2013, 2012 and 2011, currency rate movements increased/(decreased) revenue by (0.4)%, (1.1)% and 1.6%, respectively.

We use foreign exchange contracts to mitigate the risk of foreign currency exchange rate fluctuations. We enter into foreign exchange contracts with only those financial institutions that meet stringent credit requirements as set forth in our derivative policy to mitigate our exposure to counterparty credit risk. We regularly review our credit exposure balances as well as the creditworthiness of our counterparties. Maximum risk of loss on these contracts is limited to the amount of the difference between the spot rate at the date of the contract delivery and the contracted rate. At December 31, 2013, the fair value of our outstanding foreign exchange contracts was a liability value of $2 million.